Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Award Plan of Cbeyond, Inc. of our reports dated March 10, 2011, with respect to the consolidated financial statements of Cbeyond, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Cbeyond, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 10, 2011